Exhibit 24(b)(8.56)

FOURTH AMENDMENT TO SERVICES AGREEMENT

            This Fourth Amendment dated as of February 2, 2009, by and between ING Life Insurance and Annuity Company (formerly Aetna Life Insurance and Annuity Company) (“ING Life”), ING Institutional Plan Services, LLP (“ING Institutional”), ING Financial Advisers, LLC (formerly Aetna Investment Services, Inc.) (“ING Financial”)(collectively “ING”), and DWS Investments Service Company (formerly DWS Scudder Investments Service Company, DWS Scudder Investments Service Company and Bankers Trust Company) (“Transfer Agent”), acting as agent for the registered open-end management companies listed in Schedule A, is made to the Services Agreement dated as of March 7, 2000 (the “Agreement”) as amended on July 1, 2000, August 1, 2005, and May 1, 2006.  Terms defined in the Agreement are used herein as therein defined.

            WHEREAS, the parties wish to add ING Institutional to the Agreement;

            WHEREAS, a of July 16, 2008, Transfer Agent changed its name to DWS Investments Service Comapany; and

            WHEREAS, the parties wish to amend certain other provisions of the Agreement, as provided below.

            NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

            1.         All references to “DWS Scudder Investments Service Company,” “Scudder Investments Service Company” or “Transfer Agent” shall mean “DWS Investments Service Company.”

            2.         ING Institutional is hereby added to the Agreement as an additional recordkeeper, and all provisions relating to ING Life in the Agreement are hereby amended to refer to both ING Life and ING Institutional.

            3.         Paragraph 2 of the Agreement is hereby deleted in its entirety and replaced with the following:

                        2.         Omnibus Account.

The parties agree that up to two omnibus accounts, each held in the name of the Nominee, may be maintained for those Plan assets directed for investment in the Funds (“Account” or “Accounts").  One such omnibus account may be maintained in connection with Plans for which ING Life is providing various recordkeeping and other administrative services, and the other such omnibus account may be maintained in connection with Plans for which ING Institutional is providing various recordkeeping and other administrative services.  Alternatively, one Account may be maintained in connection with Plans for which both ING Life and ING Institutional shall provide such recordkeeping and administrative services.  ING Life or ING Institutional, as service agents for the Plans, shall facilitate purchase and sale transactions with respect to the Account in accordance with the Agreement.

4.         Paragraph 4 of the Agreement is hereby deleted in their entirety and replaced with the following:

4.         Servicing Fees:  The provision of shareholder and administrative services to the Plans shall be the responsibility of ING Financial, ING Life, ING Institutional, or the Nominee and shall not be the responsibility of Transfer Agent.  The Nominee will be recognized as the sole shareholder of Fund shares purchased under this Agreement.  It is further recognized that there will be a substantial savings in administrative expense and recordkeeping expenses by virtue of having one shareholder rather than multiple shareholders.  In consideration of the administrative savings resulting from such arrangement, Transfer Agent agrees to pay or cause to be paid an annual fee as set forth in Schedule C hereto.  Within thirty (30) days after the end of each calendar quarter, Transfer Agent shall provide ING Life or ING Institutional with a statement showing the aggregate value of ING Life’s or ING Institutional’s accounts for the preceding quarter and include therewith a payment to ING Life or ING Institutional for the compensation due ING Life in accordance with this paragraph.

The parties understand that ING Financial, as broker-dealer of record for the accounts for the Plans that invest in the Funds pursuant to this Agreement, may be entitled to compensation, including fees payable pursuant to a Fund’s plan adopted pursuant to Rule 12b-1 under the 1940 Act, by DWS Investments Distributors, Inc. (formerly Scudder Distributors, Inc.) (“DWS-IDI”) under the Selling Group Agreement between DWS-IDI and ING Financial, as amended or supplemented from time to time.

            5.         The following is added as Section 11(d) to the Agreement:

(d) Representations of ING Institutional.  ING Institutional represents and warrants:

(i) that it (1) is a limited liability company organized under the laws of the State of Delaware, (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal and state laws, (4) is duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required, and will maintain such license or authorization in effect at all times during the term of this Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to it terms; and

(ii) that it is authorized under the Plans to (1) provide administrative services to the Plans and (2) facilitate transactions in the Fund through the Account.

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            6.         The following replaces Section 14(b) of the Agreement:

(b)  Notices.  All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, facsimile, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following address, or at such other addresses as may be designated by notice from such party to all other parties.

                                    To ING Life/ING Financial/ING Institutional:

                                    ING

                                    One Orange Way, B3N

                                    Windsor, CT  06095-4774

                                    Attention: Marianne Sullivan

                                    Worksite Investment Products

                        To Transfer Agent:

                                    DWS Investment Service Company
222 South Riverside Plaza
Chicago, IL 60606
Attention:  Barbara Wizer, Transfer Agency Oversight

                                    with copies to:

                                    Deutsche Asset Management

                                    Legal Dept. (US Retail Division)
280 Park Avenue, 6th Floor
New York, NY 10017

                        And:

                        DST SYSTEMS
210 West 10th Street
Kansas City, MO 64105
Attention:  Daniel Killeen, DWS Investments Account

Any notice, demand or other communication given in a manner prescribed in this Subsection (b) shall be deemed to have been delivered on receipt.

6.                  Schedule A of the Agreement is hereby deleted and replaced with Schedule A, attached.

            7.         Schedule C of the Agreement is hereby deleted and replaced with Schedule C, attached.

8.         Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

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            9.         This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

ING LIFE INSURANCE AND ANNUITY COMPANY By /s/ Lisa S. Gilarde Name: Lisa S. Gilarde Title: Vice President

dws investments services company By: /s/ Barbara Wizer Name: Barbara Wizer Title: President
ING Financial Avisers, LLC By: /s/ David A. Kelsey Name: David A. Kelsey Title: V.P./C.O.O.	/s/ Mike Sharkey Mike Sharkey Vice President
ING INSTITUTIONAL PLAN SERVICES, LLC By: /s/ Michelle Sheiowitz attorney-in-fact Name: Michelle Sheiowitz Title: Vice President

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Schedule A

to the Services Agreement

as Amended as of February 2, 2009

List of Funds

(Effective as of February 2, 2009)

All Class A, Class R, Class S and Institutional Class shares of the DWS Family of Funds (whether existing at the date of the Agreement or established subsequent thereto),in addition to the DWS Institutional Funds – Cash Management Fund, Institutional Class shares.

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SCHEDULE C

to the Services Agreement

as Amended as of February 2, 2009

FEE SCHEDULE

(Effective as of February 2, 2009)

For the Funds and share classes listed in Schedule A to the Agreement, Transfer Agent agrees to pay the administrative fees to ING Life and/or ING Institutional quarterly at the following annual rates based on the monthly average net asset value of the indicated Fund Share Class and corresponding Fund type for each account registered with Transfer Agent for which ING Life and/or ING Institutional perform administrative services pursuant to the Agreement.

Fund Share Class                    Fund Type                               Annualized Fee Rate

Class A                                     Equity                                      ___ of __% (__ basis points)

Class R                                     Equity                                      ___ of __% (__ basis points)

Class S                                     Equity                                      ___ of __% (__ basis points)

Institutional Class                      Equity                                      ___ of __% (__ basis points)

Class A                                    Fixed Income                           ___ of __% (__ basis points)

Class R                                    Fixed Income                           ___ of __% (__ basis points)

Class S                                     Fixed Income                           ___ of __% (__ basis points)

Institutional Class                      Fixed Income                           ___ of __% (__ basis points)

Class A                                    Index                                       ___ of __% (__ basis points)

Class R                                    Index                                       ___ of __% (__ basis points)

Class S                                     Index                                       ___ of __% (__ basis points)

No fee (including administrative fee) is payable on any Institutional Class shares of the index Funds listed in Schedule A.  In addition, no fee is payable on Funds other than equity, fixed income and/or index Funds as indicated above. Transfer Agent will provide a list of all the Funds categorized as equity, fixed income and/or index, for purposes of this section, which list may be amended from time to time at the discretion of the Transfer Agent. In any case, no fee shall be paid under the Agreement with respect to any Class A, Class R, Class S and/or Institutional Class shares of a Fund for which a Fund or the Transfer Agent (or its affiliates) is obligated to pay fees to another entity for similar services as those provided by ING Life and/or ING Institutional under the Agreement.

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There will be no administrative fee associated with the DWS Institutional Funds – Cash Management Fund - Institutional Class shares.

If ING Life and/or ING Institutional begin or cease performing administrative services during the month, any applicable administrative fees shall be prorated according to the proportion which such portion of the month bears to the full month. ING Life and/or ING Institutional shall have sixty (60) days following receipt of the payment to verify the amount of the payment and after such time the amount will be considered final.

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